Filed pursuant to Rule 433

Registration Statement No. 333-140947

January 6, 2009

Relating to Preliminary Prospectus Supplement

dated January 6, 2009

Pricing Term Sheet

Final Pricing Details

Issuer:	The Republic of Colombia

Transaction:	7.375% Notes due 2019

Format:	SEC Registered

Issue Currency:	U.S. Dollars

Expected Issue Ratings:	Ba1/BBB-/BB+

Pricing Date:	January 6, 2009

Settlement Date:	January 13, 2009

Denominations:	U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Listing:	Luxembourg Stock Exchange Euro MTF Market

Optional Redemption:	None

Bookrunners:	Barclays Capital Inc. and Morgan Stanley & Co. Incorporated

Preliminary Prospectus Supplement:	http://idea.sec.gov/Archives/edgar/data/917142/000119312509001458/d424b3.htm

Issue size:	U.S. $1,000,000,000

Maturity Date:	March 18, 2019

Coupon:	7.375%

Interest Payment Dates:	March 18 and September 18 of each year, commencing March 18, 2009

Pricing Benchmark:	U.S. Treasury 3.75% due November 15, 2018

UST Spot / Yield:	111-04 / 2.471%

Spread to Benchmark:	+502.9 basis points

Yield to Maturity:	7.500%

Re-offer Price:	99.136%

Net Proceeds (before expenses) to Issuer:	U.S. $987,360,000

CUSIP/ISIN/Common Code:	195325BL8 / US195325BL83 / 040792660

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 (ext. 2663) or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.